     As filed with the Securities and Exchange Commission on November 26, 2002


                      Registration Statement No. 333-89718

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------

                         PRE EFFECTIVE AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                (Name of Small Business Issuer in its Charter)
                           ________________________

          Delaware                         541990            11-3285111
          --------                        --------           ----------
 (State or jurisdiction of      (Primary Standard Industrial (I.R.S. Employer
 incorporation or organization) Classification Number)       Identification No.)

                           ________________________


                              6905 Rockledge Drive
                                   Suite 600
                               Bethesda, MD 20817
                                 (301) 896-9326

         (Address and telephone number of principal executive offices)

                            ________________________

                                 Ronald B. Richard

                             Chief Executive Officer
                   Stem Cell Preservation Technologies, Inc.

                              6905 Rockledge Drive
                                   Suite 600
                               Bethesda, MD 20817
                                 (301) 896-9326

           (Name, address and telephone number of agent for service)

                           ________________________
                                  Copies to:

                                 Clint J. Gage, Esq.
                           Charles B. Pearlman, Esq.
                              Adorno & Yoss, P.A.

                    350 East Las Olas Boulevard, Suite 1700
                        Fort Lauderdale, Florida 33309
                           Telephone: (954) 763-1200
                         Facsimile No. (954) 766-7800

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


================================================================================

                        CALCULATION OF REGISTRATION FEE

================================================================================

Title of Each         Amount
Class of Securities   To Be          Offering Price                 Registration
To Be Registered      Registered     Per Security   Offering Price  Fee

--------------------------------------------------------------------------------

Common Stock, $.0001
Par value             8,273,647(1)       $2.00(2)   $16,547,294  $1,522.35

Total Amount Due                                                   $1,522.35(3)

================================================================================

     (1) Shares of common stock of the registrant being distributed to shareholders of CRYO-CELL International, Inc.

     (2) Based upon the estimated fair market value of the registrant's common stock on May 31, 2002 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

     (3)  Registration Fee previously paid.

     The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold by the holders until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                                  PROSPECTUS

                   Stem Cell Preservation Technologies, Inc.

                           Dividend Distribution of

                       8,273,647 Shares of Common Stock

This investment involves a high degree of risk. See "Risk Factors" beginning on Page 2.

     To the shareholders of CRYO-CELL INTERNATIONAL, INC. of record on August 31, 2001.

     The distribution is made on the basis of three shares of Stem Cell Preservation Technologies, Inc. common stock for every 4 shares of CRYO-CELL International, Inc. common stock held by the CRYO-CELL shareholders on the record date.

     There is currently no public market for Stem Cell's common stock.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of _____________, 2002.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________2002

                               Table of Contents


                                                                            Page
Prospectus summary                                                            1
Summary Financial Data                                                        1
Risk factors                                                                  2
Forward-looking statements                                                    5
The distribution                                                              6
Federal income tax consequences                                               8
Dividend policy                                                               8
Management's discussion and analysis of financial
 Condition and results of operations                                          8
Business                                                                     10
Management                                                                   18
Certain Relationships and Related transactions                               21
Principal and selling shareholders                                           22
Description of securities                                                    23
Certain market information                                                   24
Legal matters                                                                25
Experts                                                                      25
Index to financial statements                                                F-1

                              PROSPECTUS SUMMARY

The Company

          The Company was incorporated on December 14, 1993 in the State of Delaware. We are a development stage sales and marketing company which will facilitate the collection and cryopreservation of adult stem cells. Cyropreservation is a means of preserving matter at temperatures ranging from negative 130 degrees to negative 196 degrees Celsius.

          While the collection, storage, and utilization of fetal and embryonic stem cells is currently the subject of significant controversy and may, in fact, not be legal in certain jurisdictions; the collection, storage, and utilization of adult stem cells, the business in which we propose to engage, is neither the subject of significant controversy, nor is its legality in question. The ultimate value of the collection and storage services that we provide, however, is entirely dependent upon the development by unaffiliated third parties of technologies or therapies utilizing adult stem cells. In the event such technologies and/or therapies are not developed, the collection and storage services that we provide may be of little value.

          We intend to offer a cost effective method for our clients to preserve stem cells today and position themselves to take advantage of tomorrow's potentially life saving medical breakthroughs. Currently, we are not offering collection or storage services. We propose to commence the offering of our collection and storage services in approximately three months.

          Our mission is to educate and market to our target population the benefits of autologous (self) storage of peripheral blood stem cells for the future medical benefit of the donor and possibly other members of the donor's family. Our target market is approximately 200 million adults and children in the United States.

          At present there are no specific regulations or approvals required by or from the federal or state governments or agencies with respect to the services that we propose to offer.

          Since August 2001, we have engaged, and continue to be engaged, principally in the following activities: (i) the recruitment of a management team to be responsible for the day to day operations of the Company; (ii) the relocation of our Company headquarters to Bethesda, Maryland, from Clearwater, Florida; (iii) the preparation and filing of a patent with the United States Patent and Trademark Office covering certain business processes relating to the full utilization of blood donated to blood banks; (iv) the negotiation and execution of agreements with CRYO-CELL and Safti-Cell, Inc. for the processing, testing, and primary and secondary cryogenic storage of all collected client specimens; and (v) the development and execution of revenue sharing agreements.

          Over the next six to nine months, we intend to focus our efforts on and to engage in the following business activities:(i) formalize our marketing and business plan; (ii) develop the processes for the collection, processing, and transportation of client blood samples; and (iii) search for strategic partners to enhance the technical aspects of the services we propose to offer.

          Our principal executive offices are located at 6905 Rockledge Drive, Suite 600, Bethesda, Maryland 20817. Our telephone number is (301) 896-9326, and our fiscal year end is November 30.

          When used herein, the terms "Stem Cell," "we," "our," and "us" refers to Stem Cell Preservation Technologies, Inc., a Delaware corporation. The information appearing on our web sites is not part of this prospectus.

          Effective August 31, 2001, we effectuated a 1,350:1 forward stock split of our issued and outstanding shares of common stock. All figures give effect to this forward stock split.

The Offering

Common stock to be issued           8,273,647 shares
          in the distribution

Common stock outstanding           13,301,500 shares
          before the offering

Common stock outstanding           13,301,500 shares
          after the offering

                            SUMMARY FINANCIAL DATA

          The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus.

Statement of operations data:


                                     Nine months ended                Fiscal years ended
                                         August 31                       November 30
                             -------------------------------      -------------------------
                                 2002               2001              2001         2000
                                       (unaudited)
Net sales                    $        -0-        $        -0-     $        -0-  $        -0-
Gross profit                          -0-                 -0-              -0-           -0-
Loss from operations            (346,328)                 -0-         (88,730)           -0-
Net loss                     $(1,356,328)        $        -0-     $   (88,730)  $        -0-
Earnings (loss) per share    $      (.10)        $        -0-     $      (.01)  $        -0-
Weighted average common
   shares outstanding         13,105,278          12,500,000       12,614,250    12,500,000

Balance sheet data:

                              August 31, 2002      November 30, 2001
                             -----------------
                                (unaudited)

Current assets               $   860,383           $   100,466
Current liabilities          $ 1,064,895           $   495,486
Working capital              $  (204,512)          $  (395,020)
Total assets                 $ 3,317,540           $   426,781
Long-term debt               $        -0-          $        -0-
Shareholder's equity         $ 2,252,645           $   (68,705)


                                 RISK FACTORS

     BECAUSE WE HAVE LIMITED OPERATING HISTORY WE ARE SUBJECT TO A NUMBER OF RISKS AS WE CONTINUE TO DEVELOP OUR BUSINESS INCLUDING, BUT NOT LIMITED TO, MANAGING OUR EXPENSES, DELAYS IN IMPLEMENTING OUR PROGRAMS, AND PROBLEMS AND DIFFICULTIES IN PENETRATING OUR TARGET MARKETS. IF WE ARE UNSUCCESSFUL IN ADDRESSING THESE RISKS, OUR FUTURE RESULTS OF OPERATIONS WILL BE MATERIALLY ADVERSELY AFFECTED.

     We have a limited operating history upon which an evaluation of management's performance and our future prospects can be made. Through November 30, 2001, we had sustained losses since inception of $88,730 and a working capital deficit of $395,020. Additional losses of $1,356,328 were sustained during the nine month period ended August 31, 2002. Our ability to generate revenues is dependent upon a number of factors, including the viability of our business model. There can be no assurances whatsoever that we will be able to reduce our losses or successfully implement our business model, penetrate our target markets or attain a wide following for our products and services. We are subject to all the risks inherent in a start-up enterprise, including, but not limited to, managing our expenses, delays in implementing our programs, and problems and difficulties in penetrating our target markets.


     As a result of these conditions, our independent certified public accountants included an explanatory paragraph in their report dated April 23, 2002. Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern.

     WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

     Our plan of operations requires substantial capital investment. Our future capital requirements, however, depend on a number of factors, including our ability to generate revenues from our operations. Our ability to fully implement our plan of operation will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

     If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Stem Cell held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business would suffer if we are unable to raise the additional funds on acceptable terms which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

     Without the receipt of additional capital, we believe that we will be able to sustain our operations for a period of approximately 6 months. It is our goal to raise approximately $1,000,000 in the near future, which would permit us to continue our business operations as planned for a period of approximately 12 months.

     OUR BUSINESS MODEL IS UNPROVEN

     There are significant risks associated with our decision to pursue a business model for which there is no proven technology or product efficacy. Our parent company considered these risks, including the need for significant funding for a new and unproven business and the negative impact it would have on CRYO-CELL's financial statements, in determining to undertake the distribution of our common stock. We cannot guarantee you that we will ever be successful in fully implementing our plan of operations in raising sufficient capital necessary to fund our operations or to ever establish any liquidity in our common stock. In the event third parties fail in the future to develop technologies or therapies utilizing adult stem cells, the collection and storage services that we provide will be of little use, and our business will be materially adversely affected.

     WE ARE DEPENDENT UPON THE DEVELOPMENT OF VIABLE TECHNOLOGIES BY THIRD PARTIES FOR THERAPIES UTILIZING ADULT STEM CELLS. IF THESE THERAPIES ARE NOT DEVELOPED, OR IF THERE IS SIGNIFICANT DELAY IN DEVELOPING VIABLE TECHNOLOGIES, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

     Our success will depend on third parties developing technology and therapies utilizing adult stem cells. These processes may take several years. There is no assurance that any new therapies using stem cells will be successfully developed. Any ability we may have to develop significant revenues will be adversely affected by the delays these third parties encounter in developing new therapies. In the event third parties fail in the future to develop technologies or therapies utilizing adult stem cells, there will be little or no benefit from the collection and storage services that we provide, and our business will be materially adversely affected.

     WE ARE DEPENDENT UPON THIRD PARTIES TO PROVIDE CRYOGENIC CELLULAR STORAGE FACILITIES.

     We have entered into a non-exclusive agreement with CRYO-CELL to provide us the facilities where we can store our clients' stem cell specimens. CRYO-CELL will also be utilizing these facilities to provide storage for its clients. We are dependent upon CRYO-CELL to both continue to make these facilities available to us and to operate these facilities. Any failure by CRYO-CELL to properly operate these facilities could expose us to litigation from our clients, and could otherwise materially and adversely affect our business, operations and future prospects.




     OUR FUTURE SUCCESS DEPENDS ON OUR KEY PERSONNEL AND OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.


          We rely on our key management personnel. We are currently substantially dependent on the services of Daniel D. Richard, our Chairman of the Board and Ronald B. Richard, our Chief Executive Officer and President. Our strategic plan includes expanding our executive management team and instead retaining Daniel D. Richard as a consultant to the Company. We are not a party to any employment agreements. While we cannot assure you that we may not lose the services of Daniel D. Richard or Ronald B. Richard we believe that both individuals have made a significant commitment to us and that neither of them nor any of our other key personnel is planning to retire or leave the Company in the near future. Further, we believe that we have been, and will continue to be, successful in attracting and retaining key personnel.

     IF THE FDA IMPOSES REQUIREMENTS ON OUR PROPOSED SERVICES, WE MAY NOT BE ABLE TO MARKET OUR PROPOSED SERVICES.


          The CCEL Storage Technology utilized by CRYO-CELL, and on which we are dependent, is a class II device and falls under the FDA regulations at 21 C.F.R.
(S) 864.9700 ("Blood Storage Refrigerator/Freezer"). Devices regulated under 21 C.F.R. (S) 864.9700 have been granted an exemption from the 510(k) notification requirements. To date, the FDA does not regulate banks that collect and store blood for private or family use. If the FDA were to decide to regulate our business, or revoke the exemption granted to blood store refrigerator/freezer devices, until such time as we or CRYO-CELL were to comply with then current FDA rules and regulations, it could negatively impact on our ability to market our services. Failure to comply with any new regulations could subject us to enforcement action. Adverse FDA action in the regulation of our services could significantly increase our expenses and limit our revenue and profitability potentials.


     WE MAY FAIL TO EFFECTIVELY COMPETE WITHIN OUR MARKET.


          Although we are not aware of any direct competitors involved in the commercial storage of adult peripheral blood stem cells for their own family's possible use, there is no assurance that a company or companies, having substantially greater capital, human resources and experience than Stem Cell, will not become a significant long-term competitor for us.



     CRYO-CELL MAY COMPETE WITH OUR BUSINESS IN THE FUTURE

          CRYO-CELL's current business operations are limited to the collection and cryopreservation of stem cells collected from umbilical cords. Our proposed business operations are limited to the collection and cryopreservation of stem cells collected from the blood of adults. Our businesses would not compete with one another. There can be no guarantees that either our or CRYO-CELL's business operations will not change in the future, in a manner that would bring the two companies into competition with each other. In the event the companies commence competition with each other in the future, it could have a material adverse affect on us.

     INSURANCE COVERAGE IS NOT AVAILABLE FOR THE CRYOPRESERVATION OF ADULT STEM CELLS

          Insurance coverage is currently not generally available for the cryopreservation of adult stem cells, and there can be no assurances that such coverage will become available in the future.

     THE DISTRIBUTION OF OUR COMMON STOCK BY CRYO-CELL TO THE CRYO-CELL SHAREHOLDERS WILL BE A TAXABLE TRANSACTION

          The distribution of our shares of common stock is a dividend under
Section 301 of the Internal Revenue Code and noncorporate shareholders may be required to report a taxable gain or income as a result thereof.

     IF WE ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADEABILITY OF OUR COMMON STOCK MAY BE LIMITED UNDER THE PENNY STOCK REGULATIONS OF THE SECURITIES EXCHANGE ACT OF 1934.

     In the event we are successful in establishing a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

     SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors.

     OUR COMMON STOCK MAY NOT HAVE A TRADING MARKET WHICH WILL MAKE RESALES OF THE STOCK MORE DIFFICULT.


          While we expect that our common stock will be included for quotation on the OTC Bulletin Board at some future date following the date of this prospectus, we cannot assure you that a public market will develop, or if one develops, that our shares of common stock will have any measure of liquidity. Many stocks that are currently traded on the OTC Bulletin Board are traded with little or no liquidity, and with trading prices that may not accurately reflect the true value of the Company. As such, even if a trading market develops, the actual trading value of our common stock, if any, is unclear, and will depend on many factors. Until an ordinary trading market develops, the market price for our common stock may fluctuate significantly. We recommend that you obtain current market quotations prior to deciding whether to invest in our common stock.


     CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

          Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                THE DISTRIBUTION

     Securities to be distributed

          The distribution is for a total of 8,273,647 shares of our common stock.

          These shares represent approximately 62.3% of our outstanding common stock. After the distribution, CRYO-CELL will own 3,226,353 shares (approximately 24%) of the outstanding shares of Stem Cell.


          The distribution was approved by the directors of the Company and CRYO-CELL on July 25, 2001. No approval was required of the shareholders of either company since the distribution was pro-rata among the CRYO-CELL shareholders and the amount of the distribution did not constitute all or substantially all of the assets of CRYO-CELL.


          No consideration will be paid by shareholders of CRYO-CELL, nor will they be required to surrender or exchange shares of CRYO-CELL's common stock or take any other action to receive shares of our common stock in the distribution.

          If you were a record owner of CRYO-CELL's common stock as of the record date of August 31, 2001, Stem Cell's common stock will be registered in book-entry form in the records of our transfer agent. After the date of this prospectus, we will deliver certificates to you, upon your written request. If you own your Stem Cell's common stock in street name, Stem Cell's common stock will be credited to your brokerage account. Contact your broker for more information.

          Stock certificates of affiliates of CRYO-CELL and Stem Cell, their officers, directors and principal shareholders will be legended in order to reflect restrictions on disposition required by securities laws, and appropriate stop-transfer instructions will be noted in respect to the shares with our transfer agent, Continental Stock Transfer & Trust Company.

     Distribution ratio

          CRYO-CELL shareholders participating in the distribution will receive three shares of our common stock for every four shares of CRYO-CELL. All fractional shares resulting from the distribution will be rounded to the next higher share.



     Record date

          The record date for the distribution was the close of business on August 31, 2001. A copy of this prospectus is being mailed to each CRYO-CELL shareholder of record as of the record date.

     Distribution date

          The distribution is expected to occur at the close of business on the distribution date, i.e., on or about _________________, 2002. On or about the distribution date, the distribution agent will commence mailing account statement reflecting ownership of shares of common stock to holders of CRYO-CELL's common stock as of the close of business on the record date.

     Distribution agent; and registrar

          Continental Stock Transfer & Trust Company will initially serve as the distribution agent for the distribution, who is also the transfer agent and registrar for our common stock. The address of Continental Stock Transfer & Trust Company is 2 Broadway, New York, New York 10004, and its telephone number is (212) 509-4000.

     Restrictions on Sales of Stem Cell's Common Stock

          The shares of common stock of Stem Cell distributed to the shareholders of CRYO-CELL will have restrictions on the transferability and resale. The shareholders may sell one-third (1/3) of their shares upon the date of effectiveness of the Registration Statement of which this Prospectus forms a part, one-third (1/3) of their shares 12 months from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part and the remaining one-third (1/3) in 24 months from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part.

     Possible state restrictions on sales of the Stem Cell's common stock

          The distribution of our common stock and subsequent resales by our shareholders will be required to be undertaken in compliance with the laws of each jurisdiction in which these shareholders reside. Distribution of our shares of common stock will not be registered under the state securities laws of any jurisdiction in which the distribution is being made in reliance on exemptions provided under these laws. Shareholders receiving shares and desiring to resell or otherwise dispose of the shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any disposition. We recommend that shareholders provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of the shares of our common stock.

     Where you can find more information

          We have filed with the SEC a registration statement on Form SB-2 which can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus is part of that registration statement. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC's web site at www.sec.gov.
                                                          -----------

          Before the date of this prospectus we have not been required to file reports with the SEC under the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. These reports will be available from commercial document retrieval services or via EDGAR. We intend to furnish our shareholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may choose to provide, or as we are required by law.

                        FEDERAL INCOME TAX CONSEQUENCES

          We believe that, although the distribution of our shares of common stock is referred to as a "spin-off" under federal securities laws, for federal income tax purposes it will be taxed as a dividend under Section 301 of the Internal Revenue Code. As a result, non-corporate shareholders could be required to report taxable gain or income based on the fair market value of our common shares on the date of distribution and corporate shareholders could be required to report taxable gain or income based on the lesser of the fair market value or the adjusted basis of our common shares on the date of the distribution. Since we will have minimal tangible assets and limited existing operations on the date of distribution, we believe that the fair market value of the shares on the record date will be limited for federal income tax purposes. Each shareholder may be required to report his or her allocable share of the fair market value as a taxable dividend. The shareholder's basis in our common shares received will be the taxable dividend realized on the distribution. We will send a statement at the end of the year to the shareholders advising how many shares the shareholder received as a dividend. Shareholders are encouraged to consult with their own tax advisors regarding their tax situation.

                                DIVIDEND POLICY

          We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of the dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operation

          The following analysis of the consolidated results of operations and financial condition of Stem Cell should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus.

          The spin-off will be effected by a distribution to participating CRYO-CELL shareholders of record at the close of business on August 31, 2001. For every four shares of CRYO-CELL's common stock held on the record date, the holder will receive three shares of Stem Cell's common stock resulting in the issuance of a total of 8,273,647 shares of common stock.

          For accounting purposes, we reported the distribution as a "reverse spin-off" under generally accepted accounting principles. The information contained in this prospectus indicates our results of operations and financial condition that would have been reported for the periods indicated had the distribution occurred on the first day of the periods discussed.

          Over the next six to nine months, we intend to focus our efforts on and to engage in the following business activities:(i) finalize our marketing and business plan; (ii) finalize procedures related to the collection, processing, and transportation of client blood samples; and (iii) search for strategic partners to enhance the technical aspects of the services we propose to offer. In addition, we are currently in the process of hiring additional employees, which would adequately position us for the implementation of the services we propose to provide.

          No significant product research and development will be needed, nor any material investment in plant and equipment in that we have agreements with CRYO-CELL and Safti-Cell that provide for most of the technical aspects of the services we propose to provide, including, but not limited to, the processing and testing of our clients' samples.


          Since inception through August 31, 2002, we have not generated any revenues.

          Marketing, general and administrative expenses, which include professional fees, travel and entertainment, insurance and other expenses, were $326,488 and $-0- for nine months ended August 31, 2002 and 2001, respectively. The costs incurred in the current quarter are primarily attributable to management's efforts to develop the Company's business plan.

          Interest expense was $19,840 and $-0- for the nine months ended August 31, 2002 and 2001, respectively. Interest expense is attributable to the $500,000 loan from an investor.

          As a result of these factors, we incurred a net loss of $1,356,328 ($.10) per share for the nine months ended August 31, 2002 as compared to $-0- ($-0-) per share for the nine months ended August 31, 2001.

Year ended November 30, 2001 compared to year ended November 30, 2000

          Marketing, general and administrative expenses aggregated $79,980 for the year ended November 30, 2001 with no costs incurred in the prior year. Prior to June 2001, we were inactive. Upon the CRYO-CELL Board of Directors' resolution on July 25 2001 to spin Stem Cell's shares of common stock off to its shareholders, our management has incurred costs and expenses to develop our business plan of operation.

          Interest expense of $8,750 was incurred in 2001 relating to the $500,000 loan. The proceeds of the loan were used to pay marketing, general and administrative expenses and costs associated with the filing of this registration statement.

Liquidity and capital resources

          At August 31, 2002, we had shareholders' equity of $2,252,645 and a working capital deficiency of $204,512. Since our inception, we have incurred losses of approximately $1,445,058. Our costs and expenses had been funded by capital contributions and advances from our parent company of $47,571, from the sale of our promissory note for $500,000, from the sale of common stock of $409,930, and from the sale of two revenue sharing agreements to our parent company for $3,000,000 ($600,000 of which was paid in cash). These funds were used for working capital and capital expenditures.

          We have no other material commitments of capital expenditures. Other than cash generated from our operations, we have no external sources of liquidity. We believe that we have sufficient liquidity to meet all of our cash requirements for the next 6 months and that increased marketing efforts will provide sufficient cash flows to meet our operating needs and grow our market share.

     Net cash used in operations during the nine months ended August 31, 2002 was $1,117,373 as compared to $-0- in the comparable period in 2001. During the year ended November 30, 2001, cash used in operations was $77,830 with no cash used in operations in 2001. Cash was expended primarily for the development of our business plan.

                                   BUSINESS


We were formed in 1993 as a wholly-owned subsidiary of CRYO-CELL International, Inc. ("CRYO-CELL"), a publicly-traded company (Nasdaq: CCEL) which is engaged in cryogenic cellular storage and the design and development of cellular storage devices. In its early stages, CRYO-CELL principally was involved in the design and development of its cellular storage systems. However, for commercial reasons, CRYO-CELL turned its focus to the processing and cryopreservation of umbilical cord ("U Cord") blood stem cells for autologous/sibling use. CRYO-CELL's cryogenic preservation units make use of computers, robotics and bar code laser scanning identification technologies. The units are controlled by a computer system which robotically inserts vials in pre-selected storage areas inside the chamber. The stored material can be robotically inserted or retrieved by computer on an individual basis without all of the remaining specimens being exposed to ambient temperature.


Because our target market is significantly larger and different than that of CRYO-CELL's, and to permit CRYO-CELL to focus exclusively on the development and expansion of its cord blood business, and because CRYO-CELL determined that it was appropriate to share aspects of its success with its shareholders, CRYO-CELL determined to issue a dividend to its shareholders of record as of August 31, 2001 (the "Record Date"), whereby each CRYO-CELL shareholder would receive three
(3) shares of our common stock (the "Dividend Shares") for every four (4) shares of CRYO-CELL common stock owned on the Record Date. That dividend will result in the distribution of 8,273,647 shares, or approximately 62% of our issued and outstanding common stock, to CRYO-CELL shareholders. After the distribution, CRYO-CELL will continue to own approximately 24% of our issued and outstanding capital stock.

On the Record Date, CRYO-CELL had approximately 429 record shareholders. We intend to file a registration statement with the Securities and Exchange Commission to register the distribution of the Dividend Shares. The distribution will be effective on the date the SEC declares the registration statement effective. We do not know, however, when this registration statement will be declared effective. Upon effectiveness of the registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, and thereafter will be required to file proxy statements and annual, quarterly and other reports with the SEC. At some future date after the registration statement is declared effective, we will seek to have our common stock approved for quotation on the OTC Bulletin Board or, if eligible, the Nasdaq SmallCap market. See "Risk Factors."

Our business model


     We are a development stage sales and marketing company. Our mission is to educate and market to our target population as to the benefits of autologous, or "self" storage of peripheral blood stem cells for their possible future medical benefit of the donor and possibly other members of the donor's family. The benefit to the donor is dependent on third parties developing technology for expanding stem cells as well as developing therapies utilizing stem cells.

     Stem Cells and Stem Cell Research

     Much has been said and written about the potential uses of "stem cells" in the research and treatment of a wide range of human diseases. In order to understand that information, though, it is helpful to have a basic understanding of what stem cells are. Stem cells are the building blocks of our blood and immune system. Stem cells traditionally have been defined as primordial cells which are not yet fully differentiated; that is, they have not yet been fully determined to be any particular type of cell or tissue. Stem cells are capable of continually reproducing themselves and serve to renew tissue throughout an individual's life. Stem cells vary in the extent to which they are "pre-programmed" to become certain types of cells or tissue. As such, it traditionally has been believed that certain cells have the ability to become all or many of the 210 different kinds of tissues in the human body, while others may be capable of becoming only certain types of cells or tissues in the body. This belief has come under increasing challenge as researchers have demonstrated that stem cells which initially were thought to have a more limited differentiation potential now can be "coaxed" to become a much wider range of cell types and tissues, including those from entirely different organ systems.

     Certain portions of the scientific community have focused their research on "embryonic" stem cells taken primarily from aborted embryos. It was believed that these "embryonic" stem cells were preferable to adult stem cells (which are collected from living infants, children and adults) because they had the potential to differentiate into a broader range of cell types, such as muscle, nerve, heart, and blood. Until recently, researchers thought that adult stem cells found, among other places, in the blood and lymph systems, had the potential to differentiate into a more limited number of other types of cells. As ethical and legal controversy threatens to cloud the future of embryonic stem cell research, however, some scientists have turned to adult stem cells to discover whether they may have a much broader potential than originally thought. Now, scientists are accumulating evidence--including a 1999 mouse study showing how brain stem cells transplanted into bone marrow could produce blood cells-- that adult stem cells may be capable of reprogramming themselves into a wider variety of other cell types.

     The position of the National Institutes of Health, as published in its NIH Fact Sheet on Human Pluripotent Stem Cell Research Guidelines (January 2001) is that there is enormous potential for research using adult stem cells and a growing body of evidence that these stem cells appear to be capable of developing into more different kinds of cells than first predicted.


     Reprogrammed adult neural stem cells can potentially generate an abundance of cell types-giving rise to cells in heart, liver, muscle, intestine and other tissues, according to a study released in 2000 by the American Association for the Advancement of Science. When adult neural stem cells from mice are grown with embryonic cells or within an embryo, the adult stem cells can revert to an unspecialized state and give rise to different cell lineages, according to the study. The research, completed by a team of Swedish scientists, adds to a growing body of data indicating that adult stem cells, like embryonic stem cells, may be more versatile than previously assumed.

     The news about breakthroughs in use of adult stem cells in research and treatment, as well as the speed with which new developments occur, has been impressive. Dr. Donald Orlic of the National Genome Research Institute told NBC News in late March 2001, "We are currently finding that these adult stem cells can function as well, perhaps even better than, embryonic stem cells." Consider the following:

     * As reported in the March 17, 2001 edition of Science, researchers at the University of Toronto and the Hospital for Sick Children have identified retinal stem cells in the adult mammalian eye, opening the door for retinal regeneration as a possible cure for damaged or diseased eyes.

     * Two studies in Nature Medicine reported that non-embryonic stem cells injected into rodents can transform themselves naturally into neurons and insert themselves into the brain, giving hope to persons with Parkinson's and other disorders. The cells were able to repair damage and restore mobility.

     * Molecular and Cellular Neuroscience reported that rats with degraded retinas were injected with non-embryonic stem cells that traveled to the site of damage, which then showed signs of making connections with the optic nerve and hence improve or even restore vision.

     Preservation of Adult Stem Cells

     Nearly 50 years ago researchers discovered that cells could be cryopreserved at extremely low temperatures and all cellular activity would cease until the specimens were thawed. Historically, cryopreservation was required for organ transplants, blood banks and medical research. Cryopreservation of stem cells involves the storage of the stem cells in liquid nitrogen or nitrogen vapor in a cryogenic environment at -130C to -196C. It is believed that under these conditions, cells can be stored indefinitely. After thawing, the cells can be reactivated and become viable. Thereafter, replication commences and the cells can become viable for use in transplantation for therapeutic purposes. These stem cells can be returned to the individual from whom they were taken (autologous) or donated to someone else (allogeneic).

     As the technology for the use of adult stem cells continues to evolve and expand, we believe the public's heightened awareness will increase the interest of the general public in the preservation of adult stem cells for future use. There are numerous firms working on stem cell expansion technology, and their progress is being regularly announced. Many leading universities, pharmaceutical companies and research firms are focusing their attention and billions of dollars in research funds to identify new therapies utilizing stem cell transplantation.

     We believe it is important to stress that while we wish to see the expansion and therapy development technology come to fruition as rapidly as possible, we are not a research company. We are engaged in the collection and storage of adult stem cells for potential future use. Thus, our clients may benefit regardless of which company first attains the scientific technologies of cellular expansion and development of new therapies for utilizing our clients' preserved stem cells.

     While we are not currently engaged in our principal business operations, the collection and preservation of adult stem cells, we propose to so engage in approximately six months. We have negotiated and entered into agreements with CRYO-CELL and with Safti-Cell, Inc. for the primary and secondary storage, respectively, of the adult stem cells of our clients. Pursuant to the terms of the agreements, which are described in further detail in "Material Agreements," we shall be responsible for the collection and transportation of our client's adult stem cells, and CRYO-CELL and Safti-Cell shall be responsible for the processing and storage of the adult stem cells.


Our market and services

     The most recent census showed that there were approximately 269 million adults and children living in the U.S. We have defined our target market as 200 million individuals, which excludes 4 million newborns and 65 million adults who may either be too old or infirm to utilize our storage services.

     While we recognize our clients will be dependent upon both the culmination of successful cellular expansion technology and the development of new therapies to utilize the expanded cells, we believe the increased awareness of our services coupled with their relative affordability will enable us to effectively market our cellular storage system. We intend to penetrate our target market by offering an affordable approach to preventive medicine. Our goal is to rapidly market our services and develop brand recognition for our company to take advantage of our early market entry.

     Unlike many businesses which have a geographically limited market for their products or services, we believe we can successfully market our cellular storage services nationwide. Indeed, our former parent company, CRYO-CELL, which is engaged in the collection and storage of stem cells from the umbilical cord blood of newborns, receives specimens from every state in the union.


     To increase the awareness for our services, we plan a multi-dimensional marketing approach utilizing both traditional (print and broadcast) and new media. Almost every day, evolving new technology is reported through print and broadcast media. Through nationwide television, newspapers, web site health organizations and other print and broadcast media, we believe we can capitalize on what we believe is significant appetite for information on medical breakthroughs. We believe we can translate this search for information into clients for our services.


     We plan to develop and utilize a web site to focus on the progress in stem cell research and therapies and the rapid strides being accomplished in cellular expansion. We have the right to use the following URLs:

     stemcellexpansion.com              stemcellusa.com
     stemcellgrowth.com and .net        stemcelleurope.com
     stemcellmedicine.com and .net      stemcellasia.com
     stemcellpreservation.com., .net and .org   stemcellmexico.com
     stemcellregistry.com, .net and .org        stemcellcentralamerica.com
     stemcellupdate.com                         stemcellmission.com


     As part of our initial market penetration, we plan to approach major companies that provide employees with health insurance coverage. Because we believe these companies should have a greater interest in providing their employees with protection from a variety of long-term debilitating diseases, we believe many of these companies will be receptive to us providing our services to their employees, particularly in cases where the employee has a family history of cancer or a pre-disposition to genetic disease.

     We also intend to initially market our services to employees working in nuclear power plants, chemical factories and other "high risk" occupations who, by the nature of their occupation, should be concerned about the risk of contamination. We are currently exploring the possibility of utilizing bloodmobile units to take blood on-site from employees in these "high risk" fields.


     We also intend to offer our services to CRYO-CELL's existing client base which could exceed 100,000 parents and children in the family. Our services will also be offered on a continuing basis to newly enrolled CRYO-CELL clients. In addition, as we are in a similar business as CRYO-CELL, but with a different target market, we will seek to enter into co-op advertising programs with CRYO-CELL to lower our individual marketing costs.


     In the U.S., to date insurance companies have only covered cord blood preservation for families who have a history of cancer, leukemia and certain genetic disorders. While insurance coverage is generally not currently available in the U.S. for cryogenic adult stem cell preservation, we believe the market for preservation of adult stem cells, and insurance coverage therefor, will be expanded by the current focus on reducing prohibitive health care costs as medical technology continues to evolve, providing new uses for cryopreserved stem cells. In fact, some insurance companies in Europe already have begun to provide coverage for the storage services offered by CRYO-CELL Europe NV.


     The anticipated initial processing fee will be approximately $100 per specimen, with an annual fee for specimen storage of approximately $95. The foregoing fees are estimates only, and have not yet been fixed. As such, they are subject to change depending on a number of factors, including, but not limited to, the internal costs of the services provided.



Activities Since Inception

     Since August 2001, we have engaged, and continue to be engaged, principally in the following activities: (i) the recruitment of a management team to be responsible for the day to day operations of the Company; (ii) the relocation of our Company headquarters to Bethesda, Maryland, from Clearwater, Florida; (iii) the preparation and filing of a patent with the United States Patent and Trademark Office covering certain business processes relating to the full utilization of blood donated to blood banks; (iv) the negotiation and execution of agreements with CRYO-CELL and Safti-Cell, Inc. for the processing, testing, and primary and secondary cryogenic storage of all collected client specimens; and (v) the development and execution of revenue sharing agreements.

     Over the next six to nine months, we intend to focus our efforts on and to engage in the following business activities:(i) formalize our marketing and business plan; (ii) develop the processes for the collection and transportation of client blood samples; and (iii) search for strategic partners to enhance the technical aspects of the services we propose to offer.


Revenue sharing agreements


     In addition to revenues generated from sales of our services to clients, we intend to enter into Revenue Sharing Agreements with up to six parties, one per state. It is anticipated that the revenue sharing partners, in exchange for approximately $1,500,000 to be paid to the Company upon the execution of the Agreement, will receive the right to receive approximately $17.50 of the annual storage fees for each of the first 50,000 clients in the state covered by the agreement. There can be no guarantee that we will ever reach 50,000 clients in the covered states, and any revenues generated above $17.50 for annual storage fees for the first 50,000 clients, as well as all revenues generated with respect to clients beyond the first 50,000 clients in a covered state, shall remain the sole property of the Company.

     Effective August 9, 2002 we entered into a Revenue Sharing Agreement with CRYO-CELL covering the State of New York and the State of Illinois, on the terms set forth above. CRYO-CELL has paid the Company $600,000 of the consideration due under the Revenue Sharing Agreements, and shall, as payment in full of all additional amounts owed the Company thereunder, issue 645,161 shares of common stock of CRYO-CELL to the Company on or before December 10, 2002.

     Certain members of our Board of Directors have expressed interest in entering into Revenue Sharing Agreements. To the extent members of our Board of Directors enter into Revenue Sharing Agreements, they will do so on the terms no more favorable than those offered to unaffiliated third parties.

     We have entered into Revenue Sharing Agreements covering the State of New York and the State of Illinois to date, and there can be no assurances that we will ever enter into any additional agreements in the future.

Material agreements


     We have entered into an agreement to utilize on a non-exclusive basis the existing CCEL Cellular Storage System of CRYO-CELL as our storage facilities. CRYO-CELL currently has storage facilities in Clearwater, Florida. Safti-Cell, a CRYO CELL affiliate, plans to construct a storage facility in Sedona, Arizona.

     Under the terms of this 10 year agreement with CRYO-CELL which was entered into in September 2001 and amended in October 2001, CRYO-CELL will perform the initial processing and testing of the specimens for our clients, and thereafter will store our client's specimens in a cryogenic environment at its facilities. The processing of client specimens begins with the layering of whole blood onto ficoll-hypaque. The specimen is then centrifuged for 30 minutes, which permits the separation from the specimen of the mononuclear cells containing the stem cells. Upon removal, the mononuclear cells are washed and counted. To cyropreserve the cells they are first suspended in autologous plasma and 10% dimethyl sulfoxide, a cryoprotectant, and then subjected to a controlled rate freezing to -90 degrees celsius. Thereafter, the cells are stored in liquid nitrogen at -196 degrees celsius. As our primary storage facility, it is anticipated that a specimen from each of our clients would be stored at CRYO-CELL's cryopreservation facilities. For its services, we will pay,




* an as yet undetermined initial processing fee which will be determined by computing the actual costs of labor and materials plus a 10% premium plus 50% of the remaining fee collected by us from our clients, and

* one-third of the annual primary storage fee of $75 paid to us by our clients with no entitlement to receive any secondary storage fees. (the primary storage fee is the part of the total annual storage fee attributable to the initial and primary storage of a client's sample, whereas the secondary storage fee is that part of the total annual storage fee attributable to the secondary storage of a client's sample at a different facility).

     So long as the fees are paid on a timely basis, the ownership of the specimens rests with our clients. In the event a client fails to pay the annual storage fee on a timely basis, or upon the death of a client, we will offer certain members of the client's family (as pre-designated by the client) the right to make the annual storage fee payment on behalf of the client. In the event none of the pre-designated family members elect to do so, the client's specimen will become the property of the Company. All client contracts will contain provisions specifically disclosing, in plain language, the ramifications of a failure to pay annual storage fees.

     CRYO-CELL is required to maintain insurance on the storage facilities, and to bear the costs associated with the actual operation of the facilities, including the laboratory technicians and laboratory supplies.


     In addition, we have signed an agreement with Safti-Cell, Inc., an affiliate of CRYO-CELL, which is building a cellular repository in a biomedical complex being developed in Sedona, Arizona. We have been advised by Safti-Cell that the plan calls for the construction of a state-of-the-art, fireproof, earthquake resistant facility offering a back-up storage location. Pursuant to the terms of the Agreement, it is anticipated that, upon completion, Safti-Cell's cryopreservation facility will serve as our secondary storage facility, and as such will house a specimen from each of our clients.


     In October 2001, we acquired a 1% equity interest in CRYO-CELL Europe, NV, in exchange for a $150,000 investment. CRYO-CELL Europe, NV currently has operations in Belgium, the Netherlands, the United Kingdom, Ireland, Germany, Austria, Switzerland and Italy, and will be expanding to France and Scandinavia in the near future.

     In October 2001, we also acquired a 2.19% equity interest in CRYO-CELL Italia, S.r.l. from CRYO-CELL Europe, NV in exchange for a $150,000 investment. According to CRYO-CELL Europe, NV, CRYO-CELL Italia S.r.l. has agreed to operate an umbilical cord blood bank in Italy. Under the terms of this agreement with CRYO-CELL Europe, NV, we have also acquired a 2.19% equity interest in an umbilical cord blood bank to be opened in the future in the Iberian Peninsula, including Spain and Portugal. CRYO-CELL Europe, NV also granted us a right of first refusal to purchase additional equity in CRYO-CELL Italia S.r.l., and agreed to transfer to us any other rights of first refusal granted to CRYO-CELL Europe, NV to purchase equity in CRYO-CELL Italia, S.r.l. Finally, CRYO-CELL Europe, NV has granted us anti-dilution protection for our interest in CRYO-CELL Italia, S.r.l.

Property





     The Company leases approximately 500 square feet of office space in Bethesda, Maryland, pursuant to a 6 month lease agreement, for a monthly lease fee of approximately $2,500. The terms of the lease provide us with the right to expand the space we currently lease to approximately 1,000 square feet in the same building. We believe that this facility is adequate to meet our current requirements.


Competition

     We are not aware of any other companies with a similar business model (sales and marketing for the collection and cryopreservation of adult stem cells), though they may exist.

     Our business may be expected to compete with cell therapy companies. Those competitors that may arise may have greater name recognition and financial resources than we do. We believe that we will be able to compete with other companies in the cryopreservation industry by emphasizing the uniqueness and value of our services.


     Further, in that the potential market for our services is approximately 200 million adults and children in the United States, we believe that the marketplace is large enough to sustain several companies in the industry. In the event significant competition from other companies in our industry develops, we believe that our affiliation with CRYO-CELL, and our direct access to the approximately 100,000 parents of CRYO-CELL's clients, will provide us with a competitive advantage.


Intellectual property





     Mr. D. Richard, our chairman of the board, submitted a provisional application for a United States patent on March 5, 2002, with respect to a marketing plan which we propose to utilize in our business operations that involves the dual donation of blood. Subsequent to submission, the provisional application was assigned to the Company. Pursuant to the regulations governing provisional patent applications, we have until March 5, 2003 (twelve months after initial submission) to submit a full patent application. There can be no assurances that we will ever submit the full patent application, that if submitted the patent application will ever be issued as a patent, or that if issued the patent will provide us with significant material protection against competitors.

Special factors related to our industry and government regulation

     At present, there are no specific regulations or approvals required by or from the federal government or state agencies for marketing the services we offer. We are not aware of any proposed regulations that may have an effect on our business as a seller of cryopreservation services. We have been informed by CRYO-CELL that their CCEL Cellular Storage technology is a class II device that falls under the Food and Drug Administration's ("FDA") regulations, but has been granted an exemption from the 510(k) notification requirements.

     Failure to comply with applicable FDA requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, distribution, sales and marketing, or refusal of the FDA to grant clearance. We believe that CRYO-CELL is currently in compliance with such regulations and that they will not have a material impact on our operations.

Legal proceedings

     We are not a party to any legal proceedings.

Employees


     As of October 18th, 2002, we employed four people, one of which is support staff, and three of which are management personnel. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

                                   MANAGEMENT

     The following tables sets forth the names and ages of our directors and executive officers:

NAME                  AGE       POSITION

Daniel D. Richard     72        Chairman of the Board
Ronald B. Richard     46        Director, Chief Executive Officer, and
                                President
Charles Nyberg        71        Director
Peggy A. Arnold       49        Chief Financial Officer, Secretary, Treasurer,
                                and Vice President

Mercedes Walton       48        Director

Gaby Goubran          60        Director


     Daniel D. Richard, Chairman of the Board. Mr. Richard is the founder of the Company and has served as its Chief Executive Officer from inception through May 2002, and Director since inception. Mr. Richard is the founder and a current director of CRYO-CELL International, Inc. (NASDAQ:"CCEL") an affiliate of the Company. Mr. Richard served as Chairman of the Board and Chief Executive Officer of CRYO-CELL from September 1989 through June 18, 2002. In 1986, prior to founding CCEL, Mr. Richard was responsible for founding Marrow-Tech, Inc., a publicly traded company engaged in the field of cellular replication. From approximately 1953 until 1986, Mr. Richard was the President of Daniel Richard Consultants, Inc., a marketing firm which operated in 44 cities in the U.S. and throughout the world.

     Ronald B. Richard, Director, Chief Executive Officer and President. Mr. Richard has served as Director of the Company since June 1, 2001 and Chief Executive Officer and President since May 2002. Mr. Richard is a Director of CRYO-CELL International, Inc. (NASDAQ: "CCEL"), an affiliate of the Company, and has served in that capacity since January 2001. Mr. Richard was the Chief Operating Officer and managing partner of In-Q-Tel, Inc., a venture capital firm and served in that capacity from February 2001 to May 2002. Mr. Richard was the President of Panasonic Strategic Ventures Company from July 1999 until February 2001. Mr. Richard was also the Vice President of e-Net Business Development of Matsushita Electric Corporation of America from July 1999 until February 2001. From April 1997 until July 1999, Mr. Richard was the President of Panasonic Home and Commercial Products Company. From January 1995 until March 1997, Mr. Richard was the Vice President of Planning, Technology, and Public Affairs, of Matsushita Electric Corporation of American. Mr. Richard received a Bachelor of Arts degree from Washington University (St. Louis), and a Masters degree from Johns Hopkins University.

     Charles D. Nyberg, Director. Mr. Nyberg has served as a Director of the Company since June 1, 2001. Mr. Nyberg was the treasurer and Secretary of the Company from June 1, 2001 through May 30, 2002. Mr. Nyberg is the president of Safti-Cell. Mr. Nyberg is a partner in Red Rock Partners, a partnership in the business of real estate investments, and has been since 1991. Mr. Nyberg has received a B.S. in Law and a J.D. from the University of Minnesota. Mr. Nyberg is a Director of CRYO-CELL International, Inc. (NASDAQ: "CCEL").

     Mercedes Walton, Director. Mrs. Walton has served as Director of the Company since June 1, 2001. Mrs. Walton is the Chairman and Chief Executive Officer of Ralston Hill Consulting, L.L.C., and has served in those capacities since March 2002. Mrs. Walton served as President and Chief Operating Officer of Applied Digital Solutions, Inc. (NASDAQ: "ADSX") from January 2001 to September 2001. From January 1999 until March 2000, Mrs. Walton was the Vice President of Corporate Strategy and Business Development for AT&T Corp. She also served as President of the Board of Directors for Project Nigel, a joint venture of AT&T, BMG Entertainment, Matshishita Electric, Inc. and Universal Music Grouip. Mrs. Walton held various senior management positions during her 24 year tenure at AT&T Corporation. Mrs. Walton has served as a Director of Enhanced Media Distribution from 1999 to March 2000. Mrs. Walton has also served as a Director of Norstan, Inc. (NASDAQ: "NRRD") since 2000, and as a Director of CRYO-CELL International, Inc. ("NASDAQ: "CCEL"), an affiliate of the Company, since October 2000. Mrs. Walton received a Bachelor of Arts degree from Smith College, and Masters degrees from both Harvard University and Massachusetts Institute of Technology.



     Peggy A. Arnold, Vice President and Chief Financial Officer, Treasurer and Secretary. Ms. Arnold has served as Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since May 30, 2002. Ms. Arnold was Vice President and Chief Financial Officer of Megadata Corporation from May 2000 through April 2001 (OTCBB: "MDTA"). From April 1989 through May 1999, Ms. Arnold was with AMR Corp; first with the American Eagle Carrier Flagship Airlines as Vice President Finance and later with the Sabre Information Technology Division as Managing Director Finance - Europe, Middle East & Africa. Prior to that, Ms. Arnold was with Singer's SimuFlite Training International Division and Xerox's Office Products Division. Ms. Arnold received a Bachelor of Science degree from the University of Tennessee and Master of Business Administration degree from Southern Methodist University and certification as a CPA in Texas.



     Gaby W. Goubran, Director. Mr. Goubran has served as Director of the Company since June 2002. Mr. Goubran is the founder of International Business Developments, Ltd. and has been the Managing Director since its inception in 1983. Previously Mr. Goubran was a healthcare executive from 1975 to 1983. He received a Bachelor of Science degree from Alexandria University in Egypt and a Master of Business Administration from Babson College. Mr. Goubran is a Director of CRYO-CELL International, Inc. (NASDAQ: "CCEL").

     We have reached an agreement with Ronald B. Richard pursuant to which Ronald B. Richard will serve as our Chief Executive Officer and President, in consideration for which Ronald B. Richard will be paid $250,000 per year, and has been issued common stock purchase options to purchase 700,000 shares of our Common Stock at an exercise price of $2.00 per share.

     Daniel D. Richard and Ronald B. Richard are father and son.


     All directors hold office until the next meeting of our shareholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the meeting of shareholders and until their successors are elected and qualified subject to earlier removal by the board of directors.

Limitations on directors' liabilities

     Our articles of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, for example a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Delaware law permits us to indemnify officers, directors or employees against expenses, including attorney's fees, judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which the action suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the cost deems proper individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

     Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

     We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.


     In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our shareholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Delaware, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our certificate of incorporation.

Cash compensation

     The following table shows, for each of the years ended November 30, 2001 and 2000, none of our executive officers had annual compensation in excess of $100,000.

Summary Compensation Table


                             Fiscal                 Other Annual      LTIP      All Other
Name and Principal Position   Year   Salary  Bonus  Compensation   Options/(#)  Payouts Compensation
---------------------------   ----   ------  -----  ------------   ----------   --------------------
Daniel D. Richard             2000    $-0-      0         0             0           0             0
Chairman and former
Chief Executive               2001    $-0-      0         0             0           0             0
Officer (1)


___________________________

(1) Mr. Daniel D. Richard served as our Chief Executive Officer from our inception until May 2002.

Options grants in last fiscal year

     The following table sets forth information with respect to the grant of options to purchase shares of common stock during the fiscal year ended November 30, 2001 to each person named in the Summary Compensation Table.

                                            Percent of
                             Number of    Total Options/
                            Securities     SARs Granted
                            Underlying     To Employees   Exercise Or
                           Options/SARs     In Fiscal      Base Price
       Name                 Granted (#)        Year          ($/Sh)     Expiration Date
       ----                -------------  --------------  ------------  ---------------
Daniel D. Richard,
Chairman and former              -                -            -              -
Chief Executive Officer

                         Option Exercises and Holdings

          The following table contains information with respect to the exercise of options to purchase shares of common stock for the fiscal year ended November 30, 2001 to (i) our CEO and Chairman; and (ii) each of our executive officers who earned more than $100,000 during this period.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values


                                                  Number of
                                                 Securities        Value of
                                                 Underlying      Unexercised
                            Shares               Unexercised     In-The-Money
                           Acquired             Options/SARs     Options/SARs
                              On       Value    At FY-End (#)   At FY-End ($)
                           Exercise   Realized  Exercisable/     Exercisable/
       Name                  (#)        ($)    Unexercisable    Unexercisable
       ----                ---------  --------  -------------   --------------
Daniel D. Richard,
Chairman and former             -         -           -                -
Chief Executive Officer

              Long-Term Incentive Plans Awards in Last Fiscal Year

                              Number      Performance
                             of Shares      or Other     Estimated Future Payouts Under
                             Units or     Period Until     Non-Stock Price-Based Plans
                                                        ---------------------------------
                           Other Rights    Maturation    Threshold     Target    Maximum
       Name                     (#)        or Payout      ($or #)     ($or #)   ($ or #)
       ----                -------------  ------------  ------------  --------  ---------
Daniel D. Richard,
Chairman and former              -              -            -           -         -
Chief Executive Officer

Employment Agreements

We are not a party to any employment agreements.

2002 Stock Option and Equity Compensation Plan

         On November 14, 2002, the board of directors adopted our 2002 Stock Option and Equity Compensation Plan (the "Plan"), and on November 22, 2002 the Plan was ratified by holders of a majority of our outstanding common stock. We have reserved 2,500,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the Plan. The Plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.

         Under the Plan we may grant incentive stock options only to individuals that have been employees for at least 60 days. We may grant non-qualified options to individuals that have been employees for at least 60 days, to directors, and to consultants. We may grant restricted stock to all of our employees, to directors, and to certain key advisors and consultants.

         Subject to the provisions of the Plan, the board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under options or issued pursuant to grants, and the terms of the options and grants. In addition, the board may provide for reload options and or stock appreciation rights in grants of incentive and non-qualified options under the Plan.

         The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our common stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than the greater of 75% of the fair market value on the date of the grant and the par value for our common stock The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares.

         The board may also direct the issuance of shares of our common stock as awards under the Plan. At no time may the board grant greater than 1,000,000 shares of restricted stock under the Plan.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     We are party to a 10 year agreement expiring in September 2011 with CRYO-CELL, our principal shareholder, under which CRYO-CELL will provide storage facilities for the cryopreservation of our clients' specimens. In addition, CRYO-CELL has indemnified us against any claims or actions resulting from the processing or storage of our clients' specimens, and we have indemnified CRYO-CELL against any actions or claims related to the transportation of the specimens to its facilities, among other items. In consideration for the services to be provided by CRYO-CELL to the Company, we will pay CRYO-CELL the following: (i) a yet to be determined initial processing fee which will equal the sum of (a) 110% of the actual costs of labor and materials, and (b) 50% of the remaining initial fee collected by us from our clients; and (ii) $25 per year of storage per client (1/3 of the $75 annual primary storage fee).





     We are also a party to an agreement with Safti-Cell, Inc., an affiliate of CRYO-CELL, for the secondary storage of our client specimens. Pursuant to the terms of the agreement Safti-Cell will serve as our secondary storage facility, and as such will house back-up specimens from all of our clients. In consideration for the services to be provided by Safti-Cell, we will pay Safti-Cell $10 per year of storage per client (1/2 of the $20 annual secondary storage fee).

     Prior to the dividend distribution of our common stock to the shareholders of CRYO-CELL, CRYO-CELL owned 11,500,000 shares or approximately 86% of our issued and outstanding shares of common stock. Following the dividend distribution, CRYO-CELL will own 3,226,353 shares or approximately 24% of our issued and outstanding shares of common stock.

     Daniel D. Richard, our Chairman of the Board, is also a director and shareholder of CRYO-CELL. Ronald B. Richard, our Chief Executive Officer, President, and a Director, is also a Director and shareholder of CRYO-CELL. Charles Nyberg is one of our Directors, and is also a Director and shareholder of CRYO-CELL, and the President of Safti-Cell, Inc. Mercedes Walton is one of our Directors, and is also the Chairman of the Board and a shareholder of CRYO-CELL. Gaby Goubran is one of our Directors, and is also a Director and shareholder of CRYO-CELL.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of our common stock by all shareholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer (i) immediately prior to the distribution assuming that CRYO-CELL was the owner of the shares of common stock to be distributed; and (ii) upon the distribution. Except as indicated, each shareholder named has sole voting and investment power for his, her or its shares. Unless otherwise stated, the address of each person set forth below is 6905 Rockledge Drive, STE. 600, Bethesda, MD 20817.



                               Prior to distribution (1)      After distribution (1)
                               ---------------------          ------------------

Names and address of          No. of shares  Percentage   No. of shares  Percentage
Beneficial owner                  owned        owned         owned         owned
----------------                  -----        -----         -----         -----
Daniel D. Richard (2)            750,000        5.6%      1,589,944        12.0%

Ronald B. Richard (3)            725,000        5.2%        735,500         5.3%

Peggy A. Arnold (4)               40,000          *          40,000           *

Charles Nyberg (5)                50,000          *          90,500           *

Mercedes Walton (6)               50,000          *          54,500           *

Gaby Goubran (7)                  25,000          *          25,000           *

CRYO-CELL International,      11,500,000       86.5%      3,226,353        24.3%
Inc. (8)

All officers and directors
 as a group (six persons)
 (2)(3)(4)(5)(6)(7)            1,640,000       11.6%      2,535,444        18.0%

____________________
* represents less than 1%

(1) The dividend distribution is for a total of 8,273,647 shares ("Distribution Shares") of our common stock owned by CRYO-CELL International, Inc. Each record owner of the shares of common stock of CRYO-CELL International, Inc. ("CRYO-CELL Shares") as of the record date of August 31, 2001 will receive three Distribution Shares for every four CRYO-CELL Shares owned. These shares represent approximately 64.7% of our outstanding common stock. The distribution will be effective upon the effective date of the registration statement registering the Distribution Shares. The shares of common stock of Stem Cell to be distributed to the shareholders of CRYO-CELL will have restrictions on the transferability and resale. The shareholders may sell one-third (1/3) of their shares upon the date of effectiveness of the Registration Statement of which this Prospectus forms a part, one-third (1/3) of their shares in twelve (12) months from the date of effectiveness of the Registration Statement of which this Prospectus forms a part and the remaining one-third (1/3) in twenty-four (24) months from the date of effectiveness of the Registration Statement of which this Prospectus forms a part.


(2)  Daniel D. Richard is our Chairman of the Board.

(3) Ronald B. Richard is our Chief Executive Officer, President and Director. Includes 700,000 shares issuable upon the exercise of common stock purchase options, at $2.00 per share.

(4) Peggy A. Arnold is our Chief Financial Officer, Treasurer, Secretary, and V.P. Includes 40,000 shares issuable upon the exercise of common stock purchase options at $2.00 per share.

(5) Charles Nyberg is a Director. Includes 25,000 shares issuable upon the exercise of common stock purchase options, at $2.00 per share.

(6) Mercedes Walton is a Director. Includes 25,000 shares issuable upon the exercise of common stock purchase options, at $2.00 per share.

(7) Gaby Goubran is a Director. Includes 25,000 shares issuable upon the exercise of common stock purchase options, at $2.00 per share.

(8) CRYO-CELL International, Inc. maintains its principal offices at 3165 McMullen Booth Road, Building B, Clearwater, FL 33761.


     In general, a person is considered a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of the security. A person is also considered to be a beneficial owner of any security of which the person has the right to acquire beneficial ownership within sixty (60) days.

                           DESCRIPTION OF SECURITIES

Common stock


     Our articles of incorporation authorizes us to issue up to 25,000,000 shares of common stock, par value $.0001 per share, of which 13,301,500 shares are issued and outstanding as of the date of this prospectus.


     Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Preferred stock

     Our articles of incorporation authorizes our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, par value $.0001 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. As of the date hereof, no shares of preferred stock are outstanding.

     If issued, the preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Transfer agent

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                           CERTAIN MARKET INFORMATION

     There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock.
Because of this limited market, the price of our common stock after the distribution may fluctuate widely. We expect our common stock to be traded on the OTC Bulleting Board and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.


     As of the date of this prospectus, 13,301,500 shares of our common stock are outstanding. Of these shares, 5,027,853 shares will be "restricted securities," as this term is defined under the Securities Act, exclusive of the common stock to be distributed under the registration statement of which this prospectus is a part.



     In general, Rule 144 permits a shareholder who has beneficially owned restricted shares for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on The Nasdaq Stock Market or an exchange, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with the reporting requirements of Rule 144. If the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer, in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale, the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer's common stock.


Special considerations related to penny stocks


     Assuming a trading market for our common shares develops, we anticipate that for the immediate future our shares will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2 million or average revenues of $6,000,000.


     The penny stock rules require broker-dealers to deliver standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer the following:

-    current bid and offer quotations for the penny stock,
- the compensation of the broker-dealer and its salesperson in the transaction, and

- monthly account statements showing the market value of each penny stock held in the customer's account

     The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer's confirmation.

     In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for our common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

                                 LEGAL MATTERS

     Adorno & Yoss, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this prospectus and legal matters for us. Adorno & Yoss, P.A., owns 45,000 shares of our common stock.

                                    EXPERTS

     The financial statements as of November 30, 2001 have been included in the registration statement in reliance upon the report of Weinick, Sanders, Leventhal & Co., LLP, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

                                 AUGUST 31, 2002


                                    I N D E X


                                                                                     Page No.
                                                                                     --------

FINANCIAL STATEMENTS:

    Independent Accountants' Report ..............................................     F-2


    Balance Sheets as at August 31, 2002 (Unaudited) and
       November 30, 2001 .........................................................     F-3


    Statements of Operations and Comprehensive Income (Loss)

       Cumulative From December 1, 1999 to November 30, 2001 and
       For the Years Ended November 30, 2001 and 2000 ............................     F-4

       Cumulative From December 1, 1999 to August 31, 2002 and
       For the Nine Months Ended August 31, 2002 and 2001(Unaudited) .............     F-5


    Statements of Cash Flows

       Cumulative From December 1, 1999 to November 30, 2001 and
       For the Years Ended November 31, 2001 and 2000 ............................     F-6

       Cumulative From December 1, 1999 to August 31, 2002 and
       For the Nine Months Ended August 31, 2002 and 2001 (Unaudited) ............     F-7


    Statements of Stockholders' Equity (Capital Deficiency)
       For the Nine Months Ended August 31, 2002 and 2001 (Unaudited), and
       For the Years Ended November 30, 2001 and 2000 ............................     F-8


NOTES TO FINANCIAL STATEMENTS ....................................................  F-9 - F-16

                         INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
Stem Cell Preservation Technologies, Inc.


We have audited the accompanying balance sheet of Stem Cell Preservation Technologies, Inc. (A Development Stage Company) as of November 30, 2001, and the related statements of operations and comprehensive income (loss), stockholders' equity (capital deficiency) and cash flows cumulative from December 1, 1999 to November 30, 2001 and for the years ended November 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stem Cell Preservation Technologies, Inc. (A Development Stage Company) as of November 30, 2001, and the results of its operations and its cash flows cumulative from December 1, 1999 to November 30, 2001 and for the years ended November 30, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company has a working capital deficiency of $395,020 and a stockholders' capital deficiency of $68,705 at November 30, 2001 and as a development stage company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ WEINICK SANDERS LEVENTHAL & CO., LLP

New York, N. Y.
April 23, 2002

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                A S S E T S
                                                -----------

                                                                               August 31,     November 30,
                                                                                  2002            2001
                                                                               -----------    ------------
                                                                               (Unaudited)
Current assets:
  Cash and cash equivalents                                                    $   848,024     $ 100,466
  Prepaid expenses                                                                  12,359             -
                                                                               -----------     ---------
        Total current assets                                                       860,383     $ 100,466
                                                                               -----------     ---------

Property and equipment, net of depreciation
   of $990 and $-0-, respectively                                                    5,612         1,735
                                                                               -----------     ---------

Other assets:
  Deferred offering and finance costs                                                    -        24,580
  Security deposit                                                                   4,772             -
  Investment in Cryo-Cell International, Inc.                                    2,161,773             -
  Investment in European affiliates                                                285,000       300,000
                                                                               -----------     ---------
        Total other assets                                                       2,451,545       324,580
                                                                               -----------     ---------

                                                                               $ 3,317,540     $ 426,781
                                                                               ===========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                         ---------------------------------------------------------

Current liabilities:
  Note payable - investment bank                                               $         -     $ 467,000
  Local income taxes payable                                                       194,000             -
  Accrued expenses and interest                                                     22,324         7,500
  Due to Cryo-Cell International, Inc.                                             848,571        20,986
                                                                               -----------     ---------
        Total current liabilities                                                1,064,895       495,486
                                                                               -----------     ---------

Stockholders' equity (capital deficiency):
  Preferred stock, $.0001 par value
    Authorized and unissued - 2,000,000 shares
  Common stock, $.0001 par value
    Authorized - 25,000,000 shares
    Issued and outstanding - 13,279,000 shares
      at August 31, 2002 and 12,870,000 shares
      at November 30, 2001                                                           1,330         1,287
    Additional paid-in capital                                                   3,939,600        20,213
    Stock subscriptions receivable                                                  (5,000)       (1,475)
    Accumulated comprehensive income or (loss)                                    (238,227)            -
    Deficit accumulated in the development stage                                (1,445,058)      (88,730)
                                                                               -----------     ---------
        Total stockholders' equity
          (capital deficiency)                                                   2,252,645       (68,705)
                                                                               -----------     ---------

                                                                               $ 3,317,540     $ 426,781
                                                                               ===========     =========

                       See notes to financial statements.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                          Cumulative From         For the Years Ended
                                          December 1, 1999            November 30,
                                                 to           ---------------------------
                                          November 30, 2001       2001           2000
                                          -----------------   -----------    ------------
Revenue                                       $       -       $         -    $         -
                                              ---------       -----------    -----------

Expenses:
  Marketing, general and administrative          79,980            79,980              -
  Interest                                        8,750             8,750              -
                                              ---------       -----------    -----------
Total expenses                                   88,730            88,730              -
                                              ---------       -----------    -----------

Net loss                                       ($88,730)         ($88,730)   $         -
                                              =========       ===========    ===========

Per share data:
  Loss per share - basic and diluted                                ($.01)   $         -
                                                              ===========    ===========

Weighted average:
  Number of shares outstanding
    basic and diluted                                          12,614,250     12,500,000
                                                              ===========    ===========


Comprehensive income (loss):
  Net loss                                                       ($88,730)   $         -
  Other comprehensive income (loss)                                     -              -
                                                              -----------    -----------

Comprehensive income (loss)                                      ($88,730)   $         -
                                                              ===========    ===========


Per share data:
  Loss per share - basic and diluted                                ($.01)   $         -
                                                              ===========    ===========

Weighted average:
  Number of shares outstanding -
    basic and diluted                                          12,614,250     12,500,000
                                                              ===========    ===========

                       See notes to financial statements.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                                   (Unaudited)

                                                  Cumulative From       For the Nine Months Ended
                                                  December 1, 1999             August 31,
                                                         to             -------------------------
                                                  August 31, 2002           2002         2001
                                                  ---------------       ------------  -----------
Revenue                                            $          -         $          -  $         -
                                                   ------------         ------------  -----------

Expenses:
  Marketing, general
   and administrative                                   407,308              326,488            -
  Interest                                               27,750               19,840            -
                                                   ------------         ------------  -----------

Total expenses                                          435,058              346,328            -
                                                   ------------         ------------  -----------

Loss before other losses and
  provision for income taxes                           (435,058)            (346,328)           -
Other losses
  Equity in losses of minority
    owned subsidiary                                     15,000               15,000            -
                                                   ------------         ------------  -----------

Loss before provision for income taxes                 (450,058)            (361,328)           -

Provision for income taxes                              995,000              995,000
                                                   ------------         ------------

Net loss                                            ($1,445,058)         ($1,356,328) $         -
                                                   ============         ============  ===========

Per share data:
  Loss per share - basic and diluted                                           ($.10) $         -
                                                                        ============  ===========

Weighted average:
  Number of shares outstanding
    basic and diluted                                                     13,105,278   12,500,000
                                                                        ============  ===========

Comprehensive income (loss):
  Net loss                                                               ($1,356,328) $         -

Other comprehensive income (loss):
  Unrealized loss on marketable securities                                  (238,227)           -
                                                                        ------------  -----------

Comprehensive income (loss)                                              ($1,594,555) $         -
                                                                        ============  ===========

Per share data:
  Loss per share - basic and diluted                                           ($.12) $         -
                                                                        ============  ===========

Weighted average:
  Number of shares outstanding
    basic and diluted                                                     13,105,278   12,500,000
                                                                        ============  ===========

                       See notes to financial statements.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                       Cumulative from
                                                       December 1, 1999          For the Years Ended
                                                               to                    November 30,
                                                                              ---------------------------
                                                       November 30, 2001        2001               2000
                                                       -----------------      ---------         ---------
Cash flows from operating activities:
  Net loss                                                ($  88,730)        ($  88,730)        $       -
                                                           ---------          ---------         ---------
  Adjustments to reconcile net loss to net
      cash used in operating activities:
    Issuance of common stock for
      interest and services rendered                           3,400              3,400                 -
    Increase in cash flows as a result
        of changes in asset and liability
        account balances:
      Accrued expenses and interest                            7,500              7,500                 -
                                                           ---------          ---------         ---------
  Total adjustments                                           10,900             10,900                 -
                                                           ---------          ---------         ---------

Net cash used in operating activities                        (77,830)           (77,830)                -
                                                           ---------          ---------         ---------

Cash flows from investing activities:
  Purchases of property and equipment                         (1,735)            (1,735)                -
  Investment in European affiliates                         (300,000)          (300,000)                -
                                                           ---------          ---------         ---------
Net cash used in investing activities                       (301,735)          (301,735)                -
                                                           ---------          ---------         ---------

Cash flows from financing activities:
  Due to affiliates and related parties                       20,986             20,986                 -
  Private placement offering costs                           (20,830)           (20,830)                -
  Private placement financing costs                           (3,750)            (3,750)                -
  Sales of common stock                                       16,625             16,625                 -
  Note payable - investment bank                             467,000            467,000                 -
                                                           ---------          ---------         ---------
Net cash provided by financing activities                    480,031            480,031                 -
                                                           ---------          ---------         ---------

Net increase in cash and cash equivalents                    100,466            100,466                 -

Cash and cash equivalents
  at beginning of period                                           -                  -                 -
                                                           ---------          ---------         ---------

Cash and cash equivalents
  at end of period                                         $ 100,466          $ 100,466         $       -
                                                           =========          =========         =========

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the periods for:

    Interest                                               $   1,250          $   1,250         $       -
                                                           =========          =========         =========

    Income taxes                                           $       -          $       -         $       -
                                                           =========          =========         =========

                       See notes to financial statements.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                          For the Nine
                                                                                          Months Ended
                                                                December 1, 1999           August 31,
                                                                       to          -------------------------
                                                                August 31, 2002       2002           2001
                                                                ---------------    -----------    ----------
Cash flows from operating activities:
  Net loss                                                        ($1,445,058)     ($1,356,328)   $        -
                                                                  -----------      -----------    ----------
  Adjustments to reconcile net loss to net
      cash used in operating activities:
    Depreciation                                                          990              990             -
    Equity in losses of minority owned subsidiary                      15,000           15,000             -
    Issuance of common stock for
      interest and services rendered                                   29,900           26,500             -
    Increase in cash flows as a result
        of changes in asset and liability
        account balances:
      Prepaid expenses                                                (12,359)         (12,359)            -
      Accrued expenses and interest                                   216,324          208,824             -
                                                                  -----------      -----------    ----------
  Total adjustments                                                   249,855          238,955             -
                                                                  -----------      -----------    ----------

Net cash used in operating activities                              (1,195,203)      (1,117,373)            -
                                                                  -----------      -----------    ----------

Cash flows from investing activities:
  Purchases of property and equipment                                  (6,602)          (4,867)            -
  Investment in European affiliates                                  (300,000)               -             -
  Security deposit                                                     (4,772)          (4,772)            -
                                                                  -----------      -----------    ----------
Net cash used in investing activities                                (311,374)          (9,639)            -
                                                                  -----------      -----------    ----------

Cash flows from financing activities:
  Due to affiliates and related parties                               844,671          823,685             -
  Proceeds from revenue sharing agreement -
    contributed to capital                                            600,000          600,000             -
  Private placement offering costs                                    (53,830)         (33,000)            -
  Private placement financing costs                                         -            3,750             -
  Sales of common stock                                               463,760          447,135             -
  Note payable - investment bank                                      500,000           33,000             -
                                                                  -----------      -----------    ----------
Net cash provided by financing activities                           2,354,601        1,874,570             -
                                                                  -----------      -----------    ----------

Net increase in cash and cash equivalents                             848,024          747,558             -

Cash and cash equivalents
  at beginning of period                                                    -          100,466             -
                                                                  -----------      -----------    ----------

Cash and cash equivalents
  at end of period                                                $   848,024      $   848,024    $        -
                                                                  ===========      ===========    ==========

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the periods for:

    Interest                                                      $         -      $     9,000    $        -
                                                                  ===========      ===========    ==========

    Income taxes                                                  $         -      $         -    $        -
                                                                  ===========      ===========    ==========

Supplemental Schedules of Noncash
    Investing and Financing Activities:

  Deferred private placement offering costs                       $    80,340      $    80,340    $        -
                                                                  ===========      ===========    ==========

  Issuance of common stock for notes payable
    and accrued Interest                                          $   522,600      $   522,600    $        -
                                                                  ===========      ===========    ==========
  Exchange of revenue sharing agreements
    for marketable securities                                     $ 2,400,000      $ 2,400,000    $        -
                                                                  ===========      ===========    ==========


                       See notes to financial statements.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

             STATEMENT OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                 FOR THE YEARS ENDED NOVEMBER 30, 2001 AND 2000,
             AND FOR THE PERIOD DECEMBER 1, 1999 TO AUGUST 31, 2002
                                   (Unaudited)

                                                                                                        Deficit
                                                                                                      Accumulated        Total
                                            Common Stock   Additional     Stock       Accumulated     During the     Stockholders'
                                          ----------------  Paid-In   Subscriptions  Comprehensive    Development   Equity (Capital
                                           Shares   Amount  Capital    Receivable   Income or (Loss)     Stage        Deficiency)
                                          --------  ------ ---------- ------------- ---------------- -------------  ---------------
Balance November 30, 2000 and 1999,
  reflective of the 1,350 for 1 stock
  split and reduction in par value of
  common stock from $.01 to $.0001
  per share on September 13, 2001        12,500,000 $1,250 $   15,350    ($ 500)      $         -    $          -     $    16,100

Shares purchased                             75,000      7      1,493    (1,475)                -               -              25
Shares issued for interest
  and services rendered                     295,000     30      3,370         -                 -               -           3,400
Subscriptions receivable                          -      -          -       500                 -               -             500
Net loss                                          -      -          -         -                 -         (88,730)        (88,730)
                                         ---------- ------ ----------  --------       -----------    ------------     -----------

Balance at November 30, 2001             12,870,000  1,287     20,213    (1,475)                -         (88,730)        (68,705)

Shares issued through private placement,
  net of deferred offering costs of
  $121,170 (Unaudited)                      259,000     26    396,804    (3,525)                -               -         393,305

Note payable conversion to
  common stock (Unaudited)                  172,500     17    522,583         -                 -               -         522,600

Proceeds from revenue sharing
  agreement (Unaudited)                           -      -  3,000,000         -                 -               -       3,000,000

Net loss (Unaudited)                              -      -          -         -          (238,227)     (1,356,328)     (1,594,555)
                                         ---------- ------ ----------  --------       -----------    ------------     -----------

Balance at August 31, 2002 (Unaudited)   13,301,500 $1,330 $3,939,600   ($5,000)        ($238,227)    ($1,445,058)    $ 2,252,645
                                         ========== ====== ==========  ========       ===========    ============     ===========

                       See notes to financial statements.

                    STEM CELL PRESERVATION TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                NOVEMBER 30, 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         (a) Description of Business:

                  The Company was incorporated in Delaware on December 14, 1993 as CCEL Expension Technologies, Inc. and was inactive. On January 26, 1994 the Company changed its named to CCEL Expansion Technologies, Inc. and on August 21, 2001 changed the name to its present form. Until June 1, 2001 the Company was inactive when it began devoting all its efforts to establishing the Company as a development stage sales and marketing company, which facilitates the collection and cryopreservation of adult stem cells. The Company will utilize storage facilities developed and operated by its parent company, Cryo-Cell International, Inc. which owned 86.6% of the capital stock of the Company at August 31, 2002.

         (b) Going Concern:

                  The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses since inception as a development stage company of $88,730 through November 30, 2001. The accompanying financial statements reflect a working capital deficiency of $395,020 and a stockholders' capital deficiency of $68,705 at November 30, 2001. The Company's source of funds has been the proceeds from the sale of its common stock, its lines of credit and loans from affiliates.

                  The financial statements as at August 31, 2002 cumulative from December 1, 1999 to August 31, 2002 and for the nine months ended August 31, 2002 and 2001 have not been audited. In the opinion of management, the unaudited financial statements reflect all adjustments and accruals, necessary to present fairly the financial position of the Company as at August 31, 2002 and 2001 and the results of its operations, changes in stockholders' equity and cash flows for the nine months then ended. The results for the nine months ended August 31, 2002 are not necessarily indicative of the results to be expected for the full year.

         (c) Use of Estimates:

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (d) Revenue Recognition:

                  Through November 30, 2001 and for the nine months ended August 31, 2002 (Unaudited), the Company did not have revenues as the Company is in the development stage.

         (e) Concentrations of Credit Risk:

                  Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalent accounts in financial institutions, which may exceed the Federal Depository Insurance limit. The Company places its cash with high quality financial institutions and believes it is not exposed to any significant credit risk.

         (f) Cash and Cash Equivalents:

                  Cash and cash equivalents consist of highly liquid investments with a maturity date at acquisition of three months or less.

         (g) Deferred Offering Costs:

                  Costs incurred in connection with a private placement offering have been deferred and will be offset against the proceeds from the sale of stock. For the nine months ended August 31, 2002 $20,830 has been offset against the proceeds from private placement issuance of stock.

         (h) Long-Lived Assets:

                  Long lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as prescribed under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of "("SFAS 121"). Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from uses of the assets and their eventual disposition. At November 30, 2001 and August 31, 2002, the carrying values of the Company's other assets and liabilities approximated their estimated fair values.

         (i) Recently Issued Accounting Pronouncements:

                  June 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Assets". Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based upon its fair value.

                  In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of retiring an asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expenses over the life of the asset.

                  In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This pronouncement addresses financial accounting for the impairment or disposal of long-lived assets or discontinued operations.

                  The Company believes the adoption of these pronouncements will not have a material impact on the Company.

         (j) Income (Loss) Per Common Share:

                  The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which requires the disclosure of basic and diluted earnings per common share for all periods presented. Basic and diluted earnings per share are calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also give effect to the dilutive effect of stock options and warrants (calculated based on the treasury stock method). The Company does not present diluted earnings per share, as the effect of potentially dilutive shares from stock is antidilutive. As a result, adoption of SFAS 128 has not affected the basic and diluted losses per common share reported in any period.

         (k) Employees Stock Plans:

             The Company accounts for its stock options in accordance with the provisions of the Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company continues to apply the provisions of APB No. 25 for purposes of determining net income and has adopted the pro forma disclosure requirement of SFAS No. 123 effective December, 1, 1996.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2002 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                                8,273,647 SHARES

                                    STEM CELL

                                  COMMON STOCK



                                   PROSPECTUS



                             ________________, 2002

PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Our Certificate of Incorporation and the By-Laws provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of Stem Cell pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, Stem Cell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Stem Cell is responsible for the payment of all expenses in connection with the distribution.


     Registration fee under              $ 1,522.35*
     Blue Sky filing fees and expenses        1,000*
     Printing and engraving expenses         10,000*
     Legal fees and expenses                 25,000*
     Accounting fees and expenses            15,000*
     Miscellaneous                            1,000*
                                         ----------

     Total                               $53,522.35
                                         ----------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     In June 2001, Stem Cell issued 10,000 shares of its common stock to CRYO-CELL International, its parent company, for a nominal consideration as part of the organization of Stem Cell. CRYO-CELL International was an accredited investor. The transaction was exempt under Section 4(2) of the Securities Act of 1933, as amended. Thereafter, in preparation for the spin off of the shares covered by this Registration Statement to the shareholders of CRYO-CELL International, Stem Cell undertook a forward split of 1,350 for each share of common stock of Stem Cell. After the forward stock split, CRYO-CELL International owned 13,500,000 shares.

     In August and September 2001, Stem Cell issued an aggregate of 45,000 shares of common stock in exchange for professional legal services provided by Adorno & Yoss, P.A. Inasmuch as the law firm is an accredited investor, and had sufficient financial resources and the ability to ascertain appropriate information relevant to Stem Cell, the transaction was exempt from registration under Section 4(2) of the Securities Act and/or the rules and regulations thereunder.

     In August 2001, Stem Cell issued 75,000 shares of common stock at $.0.02 per share to Ronald B. Richard (our C.E.O., President and Director), Mercedes Walton (director) and Charles Nyberg (director), each an affiliate of the Company. Inasmuch as each of the members of management were sophisticated and had access to relevant information concerning Stem Cell, the transaction was exempt from registration under Section 4(2) of the Securities Act.

     In August 2001, Stem Cell issued a $500,000 principal amount promissory note and agreed to issue 250,000 shares of common stock (as per the May 2002 amendment, shares were reduced to 150,000 shares) to Financial Holdings and Investments Corp., in consideration of $500,000 in cash. The promissory note was convertible into shares of our common stock at $2.00 per share. In May 2002, the entity investor converted the promissory note into 250,000 shares of our common stock at $2.00 per share, and Stem Cell issued 150,000 shares of common stock in consideration of the $500,000 loan. The investor (a) had a pre-existing relationship with us; (b) had access to business and financial information concerning us; (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering; (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment; and (e) represented that it was acquiring the securities for investment purposes only and not with a view toward distribution. Therefore, the investor was "sophisticated" within the meaning of Federal securities laws. The certificates evidencing the shares which were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Securities Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     Between November 1, 2001 and February 28, 2002, Stem Cell issued an aggregate of 259,000 shares of common stock, for an aggregate purchase price of $518,000. These securities were sold to 28 persons, each of whom we had reasonable grounds to believe was an accredited investor. Each of the investors
(a) had access to business and financial information concerning us; (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering; (c) represented that it was acquiring the securities for investment purposes only and not with a view toward distribution or resale except in compliance with applicable securities laws; and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Furthermore, each investor represented that they were an accredited investor within the meaning of Federal securities laws. In connection with this transaction, we paid $121,170 and issued 22,500 shares of common stock as compensation to the placement agent. In addition, the certificates evidencing all of the shares which were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Securities Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.


ITEM 27.  EXHIBITS.

EXHIBITS       DESCRIPTION OF DOCUMENT

3.1       Certificate of Incorporation of CCEL Expension Technologies, Inc.(1)
3.2 Certificate of Correction of Certificate of Incorporation of CCEL Expension Technologies, Inc.(1)
3.3 Amended and Restated Certificate of Incorporation of CCEL Expansion Technologies, Inc.(1)
3.4 Certificate of Amendment to the Certificate of Incorporation of Stem Cell Preservation Technologies, Inc.(1)
3.5       By-Laws of Stem Cell Preservation Technologies, Inc.(1)
5.0 Opinion of Atlas Pearlman, P.A. (now known as Adorna & Yoss P.A.) as to the validity of the securities being registered (1)
10.1 Agreement between CRYO-CELL International, Inc. and Stem Cell Preservation Technologies, Inc.(1)
10.2      Secondary Storage Agreement between Registrant and Safti-Cell, Inc.(2)
10.3 Revenue Sharing Agreement between Stem Cell Preservation Technologies, Inc. and CRYO-CELL International, Inc., dated October 3, 2002. (2)
10.4 Stem Cell Preservation Technologies, Inc. 2002 Stock Option and Equity Compensation Plan.(2)
23.1      Consent of Weinick, Sanders, Leventhal & Co., LLP (2)
23.2 Consent of Atlas Pearlman P.A. (now known as Adorno & Yoss P.A.) is included in Exhibit 5(1)

     (1)  Included in Registrants Form SB-2, filed on June 3, 2002.

     (2)  Included herewith.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre Effective Amendment No. 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 26, 2002.

                                    STEM CELL PRESERVATION TECHNOLOGIES, INC.


                                    By: /s/ Daniel D. Richard
                                        ----------------------------------------
                                        Daniel D. Richard, Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Pre Effective Amendment No. 1 to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                      TITLE                             DATE
        ---------                      -----                             ----
/s/ Daniel D. Richard         Chairman of the Board                November 26, 2002
----------------------------
Daniel D. Richard


/s/ Ronald B. Richard         Chief Executive Officer, President   November 26, 2002
----------------------------  and Director
Ronald B. Richard


/s/ Peggy A. Arnold           Chief Financial Officer              November 26, 2002
----------------------------  Secretary, Treasurer and
Peggy A. Arnold               Vice President


/s/ Charles D. Nyberg         Director                             November 26, 2002
----------------------------
Charles D. Nyberg


/s/ Gaby Goubran              Director                             November 26, 2002
----------------------------
Gaby Goubran


/s/ Mercedes Walton           Director                             November 26, 2002
----------------------------
Mercedes Walton

INDEX TO EXHIBITS


EXHIBITS  DESCRIPTION OF DOCUMENT

3.1       Certificate of Incorporation of CCEL Expension Technologies, Inc.
3.2 Certificate of Correction of Certificate of Incorporation of CCEL Expension Technologies, Inc.
3.3 Amended and Restated Certificate of Incorporation of CCEL Expansion Technologies, Inc.
3.4 Certificate of Amendment to the Certificate of Incorporation of Stem Cell Preservation Technologies, Inc.
3.5       By-Laws of Stem Cell Preservation Technologies, Inc.

5.0 Opinion of Atlas Pearlman, P.A. (now known as Adorno & Yoss P.A.) as to the validity of the securities being registered 10.1 Agreement between CRYO-CELL International, Inc. and Stem Cell Preservation Technologies, Inc.
10.2 Secondary Storage Agreement between Stem Cell Preservation Technologies, Inc. and Safti-Cell, Inc.
10.3 Revenue Sharing Agreement between Stem Cell Preservation Technologies, Inc. and CRYO-CELL International, Inc., dated October 3, 2002.
10.4 Stem Cell Preservation Technologies, Inc. 2002 Stock Option and Equity Compensation Plan.

23.1      Consent of Weinick, Sanders, Leventhal & Co., LLP

23.2 Consent of Atlas Pearlman, P.A. (now known as Adorno & Yoss P.A.) is included in Exhibit 5